Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS; INTRODUCES 2019 OUTLOOK

Q4 Revenue Increased 33% Year-over-Year; 2018 Revenue Up 32%

MINNEAPOLIS, MN, February 28, 2019 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today reported financial results for the fourth quarter and full year ended December 31, 2018.

Full Year 2018 Summary:

•	Full year 2018 revenue increased 32% year-over-year, to $143.8 million, compared to $109.3 million in 2017.
•	Flexitouch revenue increased 31% year-over-year, to $131.9 million, compared to $100.3 million in 2017.
•

Operating income decreased 23% year-over-year to $3.0 million, compared to operating income of $3.9 million in 2017. Excluding the non-cash impairment charge and inventory write-off related to our Actitouch assets, 2018 adjusted operating income was $5.5 million.

•	Net income increased 13% year-over-year to $6.6 million, compared to $5.9 million in 2017.
•	Adjusted EBITDA increased 74% year-over-year to $17.2 million, compared to $9.9 million in 2017.

Fourth Quarter 2018 Summary:

•	Fourth quarter revenue increased 33% year-over-year, to $46.4 million, compared to $34.9 million in fourth quarter 2017.
•	Flexitouch revenue increased 32% year-over-year, to $42.7 million, compared to $32.4 million in fourth quarter 2017.
•

Operating income decreased 57% year-over-year to $2.1 million, compared to operating income of $4.9 million in fourth quarter 2017. Excluding the non-cash impairment charge and inventory write-off related to our Actitouch assets, fourth quarter 2018 adjusted operating income was $4.6 million.

•	Net income increased 6% year-over-year to $2.4 million, compared to $2.2 million in fourth quarter 2017.
•	Adjusted EBITDA increased 21% year-over-year to $8.2 million, compared to $6.8 million in fourth quarter 2017.
•

On October 17, 2018, the Company announced an exclusive license agreement with Sun Scientific, Inc. for the intellectual property of the Aero-WrapTM compression therapy products in the United States and Canada. The wearable Aero-Wrap products provide static (continuous) compression for patients with swelling in their legs. Pursuant to the license agreement, the Company paid Sun Scientific an initiation fee of $4.0 million and will pay royalties based on future sales.

“We delivered strong operating and financial results in 2018 with full year revenue growth of 32%, well ahead of our expectations,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical. “The top-line growth was driven by the successful launch of our Flexitouch Plus system, continuation of our targeted sales strategy focused on high-volume accounts and strong growth in the Veterans Administration channel. We also made further progress toward expanding our portfolio of clinical evidence and increasing awareness among clinicians, payers and patients of the benefits of our clinically proven, cost-effective, at-home treatments for chronic conditions.”

Mr. Mattys continued, “Looking ahead to 2019, we remain confident in our ability to deliver 20%+ revenue growth and improved profitability, as we continue to expand our share of the $4+ billion U.S. market in lymphedema and chronic venous insufficiency.”

Fourth Quarter 2018 Financial Results

Revenue for the fourth quarter of 2018 increased $11.6 million, or 33%, to $46.4 million, compared to $34.9 million for the quarter ended December 31, 2017. The increase in revenue was primarily attributable to an increase of $10.3 million, or 32%, in sales of the Flexitouch system. The increase in Flexitouch system sales was driven by continued expansion of our salesforce, the successful roll-out of our new Flexitouch Plus system, growth in the Veterans Administration channel, increased physician and patient awareness of the treatment options for lymphedema, and expanded contractual coverage with national and regional insurance payers.

Gross profit for the fourth quarter of 2018 increased $6.0 million, or 23%, to $32.0 million, compared to $26.1 million in the fourth quarter of 2017. Gross margin was 68.9% of sales in the fourth quarter of 2018, compared to 74.7% of sales in the fourth quarter of 2017. The current period gross margin was impacted by a $0.7 million non-cash write-off of our Actitouch inventory, pricing effects of a new commercial payer contract in the period and amortization expense related to the newly licensed assets from Sun Scientific, Inc. Excluding the impact of the non-cash inventory write-off in the period, non-GAAP adjusted gross margin was 70.5% of sales, compared to GAAP gross margin of 74.7% of sales in the fourth quarter of 2017.

Operating expenses for the fourth quarter of 2018 increased $8.8 million, or 41%, to $29.9 million, compared to $21.1 million in the fourth quarter of 2017. The increase in operating expenses was primarily driven by an increase of $5.1 million, or 40% year-over-year, in sales and marketing expenses due to continued investment in field and inside sales team expansion, increased commissions on higher revenue, and marketing initiatives. Fourth quarter 2018 operating expenses included a $1.8 million non-cash impairment charge related to our Actitouch system intangible assets.

Operating income for the fourth quarter of 2018 decreased $2.8 million, or 57%, to $2.1 million, compared to operating income of $4.9 million in the fourth quarter of 2017. Excluding the $2.5 million non-cash inventory write-off and impairment charge, non-GAAP adjusted operating income decreased $0.3 million, or 5%, to $4.7 million in the fourth quarter of 2018, compared to GAAP operating income of $4.9 million in the fourth quarter of 2017.

Income tax benefit for the fourth quarter of 2018 was $0.1 million, compared to income tax expense of $2.8 million in the fourth quarter of 2017.  The tax benefit recognized in the fourth quarter of 2018 primarily related to tax-deductible stock-based compensation activity in the period. Fourth quarter 2017 income tax expense included approximately $1.2 million of incremental expense associated with revaluation of deferred tax assets and liabilities resulting from the enactment of the Tax Cuts and Jobs Act in December 2017.

Net income for the fourth quarter of 2018 increased approximately $0.1 million, or 6%, to $2.4 million, or $0.12 per diluted share, compared to net income of $2.2 million, or $0.12 per diluted share, in the fourth quarter of 2017.  Weighted average shares used to compute diluted net income per share were 19.5 million and 19.1 million for the fourth quarters of 2018 and 2017, respectively.  Adjusted EBITDA increased $1.4 million, or 21%, to $8.2 million for the fourth quarter of 2018, compared to Adjusted EBITDA of $6.8 million in the fourth quarter of 2017.

Full Year 2018 Financial Results:

Revenue for the full year 2018 increased $34.5 million, or 32%, to $143.8 million, compared to $109.3 million for the year ended December 31, 2017. The increase in revenue was primarily driven by an increase of approximately $31.6 million, or 31%, year-over-year in sales of the Flexitouch system.

Net income for 2018 increased $0.8 million, or 13%, to $6.6 million, or $0.34 per diluted share, compared to net income of approximately $5.9 million, or $0.31 per diluted share, for the twelve months ended December 31, 2017. Weighted average shares used to compute diluted net income per share were 19.3 million and 18.9 million for the twelve months ended December 31, 2018 and 2017, respectively. Net income as a percentage of revenue for 2018 decreased 80 basis points to 4.6%, compared to 5.4% for 2017. Adjusted EBITDA for 2018 increased $7.3 million, or 74%, to $17.2 million, compared to Adjusted EBITDA of $9.9 million for the year ended December 31, 2017. Adjusted EBITDA margin for 2018 increased 290 basis points, to 12.0%, compared to 9.1% for 2017.

Cash Position

At December 31, 2018, cash, cash equivalents and marketable securities were $45.9 million, compared to $43.9 million at December 31, 2017. The Company had no outstanding borrowings on its $10.0 million revolving credit facility at December 31, 2018.

2019 Financial Outlook

For 2019, the Company expects revenue in the range of $173.0 million to $175.5 million, representing growth of 20% to 22% year-over-year, compared to revenue of $143.8 million in 2018.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on February 28 to discuss the results of the quarter with a question and answer session. Those who would like to participate may dial 833-286-5804 (647-689-4449 for international callers) and provide access code 9881939. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 800-585-8367 (416-621-4642 for international callers); access code 9881939. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “confident,” “outlook” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Tactile Systems Technology, Inc.

Consolidated Balance Sheets

(Unaudited)

	At December 31,
(In thousands, except share and per share data)	2018	2017
Assets
Current assets
Cash and cash equivalents	$20,099	$23,968
Marketable securities	25,786	19,944
Accounts receivable, net	24,332	17,623
Inventories	11,189	11,040
Income taxes receivable	1,793	2,119
Prepaid expenses and other current assets	1,762	2,178
Total current assets	84,961	76,872
Property and equipment, net	4,810	3,776
Other assets
Intangible assets, net	5,339	2,218
Medicare accounts receivable, long-term	1,884	2,718
Deferred income taxes	8,820	2,662
Other non-current assets	1,257	201
Total other assets	17,300	7,799
Total assets	$107,071	$88,447

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,110	$4,253
Accrued payroll and related taxes	7,421	6,706
Accrued expenses	2,780	2,598
Future product royalties	5	17
Income taxes	51	212
Other current liabilities	709	733
Total current liabilities	16,076	14,519
Long-term liabilities
Accrued warranty reserve, long-term	1,725	1,141
Total liabilities	17,801	15,660

Stockholders’ equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of December 31, 2018 and 2017	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 18,631,127 shares issued and outstanding as of December 31, 2018; 17,872,465 shares issued and 17,846,379 shares outstanding as of December 31, 2017	19	18
Additional paid-in capital	79,554	70,224
Retained earnings	9,705	3,082
Accumulated other comprehensive loss	(8)	(44)
Less: treasury stock, at cost — none as of December 31, 2018 and 26,086 shares as of December 31, 2017	—	(493)
Total stockholders’ equity	89,270	72,787
Total liabilities and stockholders’ equity	$107,071	$88,447

Tactile Systems Technology, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except share and per share data)	2018	2017	2018	2017
Revenues, net	$46,448	$34,886	$143,751	$109,283
Cost of goods sold	14,433	8,829	41,493	29,015
Gross profit	32,015	26,057	102,258	80,268
Operating expenses
Sales and marketing	17,730	12,670	60,371	44,396
Research and development	1,340	1,361	5,289	5,060
Reimbursement, general and administrative	10,809	7,099	33,608	26,914
Total operating expenses	29,879	21,130	99,268	76,370
Income from operations	2,136	4,927	2,990	3,898
Other income	135	88	486	292
Income before income taxes	2,271	5,015	3,476	4,190
Income tax (benefit) expense	(84)	2,785	(3,147)	(1,665)
Net income	$2,355	$2,230	$6,623	$5,855
Net income per common share
Basic	$0.13	$0.13	$0.36	$0.34
Diluted	$0.12	$0.12	$0.34	$0.31
Weighted-average common shares used to compute net income per common share
Basic	18,506,964	17,750,144	18,252,689	17,355,175
Diluted	19,531,087	19,073,080	19,347,632	18,877,863

Tactile Systems Technology, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
(In thousands)	2018	2017
Cash flows from operating activities
Net income	$6,623	$5,855
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,635	1,849
Deferred income taxes	(6,182)	143
Stock-based compensation expense	7,974	4,235
Loss on disposal of equipment	3	—
Loss on sales of marketable securities	1	—
Impairment losses	2,534	—
Changes in assets and liabilities:
Accounts receivable	(6,709)	(3,391)
Inventories	(870)	(4,486)
Income taxes	165	(2,942)
Prepaid expenses and other assets	(1,140)	146
Medicare accounts receivable – long-term	834	105
Accounts payable	690	462
Accrued payroll and related taxes	715	14
Accrued expenses and other liabilities	746	2,252
Future product royalties	(12)	(50)
Net cash provided by operating activities	9,007	4,192
Cash flows from investing activities
Proceeds from sales of securities available-for-sale	2,000	1,000
Proceeds from maturities of securities available-for-sale	15,000	1,000
Purchases of securities available-for-sale	(21,680)	(12,051)
Purchases of property and equipment	(4,196)	(3,746)
Acquisition of intangible assets	(5,350)	(74)
Other investments	(500)	(145)
Net cash used in investing activities	(14,726)	(14,016)
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(2,379)	(387)
Proceeds from exercise of common stock options and warrants	1,515	834
Proceeds from the issuance of common stock from the employee stock purchase plan	2,714	3,137
Shares repurchased to cover taxes from restricted stock award vesting	—	(493)
Net cash provided by financing activities	1,850	3,091
Net change in cash and cash equivalents	(3,869)	(6,733)
Cash and cash equivalents – beginning of period	23,968	30,701
Cash and cash equivalents – end of period	$20,099	$23,968
Supplemental cash flow disclosure
Cash paid for interest	$9	$—
Cash paid for taxes	$2,883	$923
Capital expenditures incurred but not yet paid	$167	$15

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, adjusted gross margin and adjusted operating income, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense and plus impairment charges and inventory write-offs. Adjusted EBITDA margin represents net income as a percentage of revenue (net margin), with the same adjustments as Adjusted EBITDA. Adjusted gross margin represents gross margin plus inventory write-offs. Adjusted operating income represents operating income plus impairment charges and inventory write-offs.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses the measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

These non-GAAP financial measures should not be considered as an alternative to, or superior to, net income, net margin, gross margin or operating income as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. These non-GAAP financial measures contain certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating these non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of net income to Adjusted EBITDA:

Tactile Systems Technology, Inc.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended		Increase		Year Ended		Increase
	December 31,		(Decrease)		December 31,		(Decrease)
(Dollars in thousands)	2018	2017	$	%	2018	2017	$	%
Net income	$2,355	$2,230	$125	6%	$6,623	$5,855	$768	13%
Interest income, net	(74)	(112)	38	(34)%	(413)	(367)	(46)	13%
Income tax (benefit) expense	(84)	2,785	(2,869)	(103)%	(3,147)	(1,665)	(1,482)	89%
Depreciation and amortization	1,161	776	385	50%	3,635	1,849	1,786	97%
Stock-based compensation	2,336	1,131	1,205	107%	7,974	4,235	3,739	88%
Impairment charges and inventory write-offs	2,534	—	2,534	—%	2,534	—	2,534	—%
Adjusted EBITDA	$8,228	$6,810	$1,418	21%	$17,206	$9,907	$7,299	74%

The following table contains a reconciliation of net margin to Adjusted EBITDA margin:

Tactile Systems Technology, Inc.

Reconciliation of Net Margin to Non-GAAP Adjusted EBITDA Margin

(Unaudited)

	Year Ended
	December 31,		Increase
(As a percentage of revenue)	2018	2017	(Decrease)
Net margin	4.6%	5.4%	(80)	bps
Interest income, net	(0.3)%	(0.3)%	—	bps
Income tax benefit	(2.2)%	(1.5)%	(70)	bps
Depreciation and amortization	2.5%	1.7%	80	bps
Stock-based compensation	5.6%	3.8%	180	bps
Impairment charges and inventory write-offs	1.8%	—%	180	bps
Adjusted EBITDA margin	12.0%	9.1%	290	bps

The following table contains a reconciliation of gross margin to adjusted gross margin:

Tactile Systems Technology, Inc.

Reconciliation of Gross Margin to Non-GAAP Adjusted Gross Margin

(Unaudited)

Three Months Ended
(Dollars in thousands)	December 31, 2018
Gross profit, as reported	$32,015
Gross margin, as reported	68.9%
Reconciling item affecting gross margin:
Inventory write-offs	721
Non-GAAP adjusted gross profit	$32,736
Non-GAAP adjusted gross margin	70.5%

The following table contains a reconciliation of operating income to adjusted operating income:

Tactile Systems Technology, Inc.

Reconciliation of Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended	Year Ended
(Dollars in thousands)	December 31, 2018	December 31, 2018
Operating income, as reported	$2,136	$2,990
Reconciling item affecting operating income:
Impairment charges and inventory write-offs	2,534	2,534
Non-GAAP adjusted operating income	$4,670	$5,524

The following table summarizes revenues by product for the three and twelve months ended December 31, 2018 and 2017:

Tactile Systems Technology, Inc.

Supplemental Financial Information

(Unaudited)

	Three Months Ended		Increase		Year Ended		Increase
	December 31,		(Decrease)		December 31,		(Decrease)
(Dollars in thousands)	2018	2017	$	%	2018	2017	$	%
Flexitouch System	$42,719	$32,408	$10,311	31.8%	$131,935	$100,344	$31,591	31.5%
Entre / Actitouch Systems	3,729	2,478	1,251	50.5%	11,816	8,939	2,877	32.2%
Total Revenue	$46,448	$34,886	$11,562	33.1%	$143,751	$109,283	$34,468	31.5%

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com